FIND/SVP, INC.
                           625 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10011
                                 (212) 645-4500


                        INFORMATION STATEMENT PURSUANT TO
              SECTION 14(F) OF THE SECURITIES EXCHANGE ACT OF 1934
                            AND RULE 14F-1 THEREUNDER


                                  INTRODUCTION

         This Information Statement is being mailed on or about November 21, 2001, to holders of record, on November 20, 2001 (the "Record Date"), of the shares of common stock, par value $.0001 per share (the "Common Stock") of Find/SVP, Inc. (the "Company") in connection with the consummation of transactions involving the acquisition of Company Common Stock and an anticipated change in control of the Company's Board of Directors (the "Board") to be effected at a Board meeting to be held on or about December 3, 2001.

                BACKGROUND OF TRANSACTIONS AND CHANGE IN CONTROL

         On November 5, 2001, the Company entered into a Transaction Agreement with Martin Franklin ("Franklin"), Ian Ashken ("Ashken") and David Walke ("Walke") (collectively, the "Franklin/Ashken/Walke Group"), pursuant to which, among other things, acting directly or indirectly through controlled entities, the Franklin/Ashken/Walke Group has agreed to: (a) purchase from SVP, S.A., a Swiss company, (i) 2,073,600 shares of Company Common Stock, for a price of $.70 per share, and (ii) warrants to purchase 422,222 shares of Company Common Stock at an exercise price of $2.25 per share for a price of $.62763 per warrant, (b) purchase from SVP International, a Swiss company, 614,763 shares of Company Common Stock for a price of $.70 per share, and (c) purchase, or arrange for accredited investors to purchase, from the Company 1,875,000 shares (subsequently increased to 2,500,000) of Company Common Stock for a price of $.80 per share (collectively, the "Transactions").

         The Transaction Agreement called for the resignation of Brigette de Gastines, Jean-Louis Bodmer, Eric Cachart and Frederick H. Fruitman as directors of the Company. Upon such resignations, Martin E. Franklin and David Walke were to be appointed to the Board. It was the stated desire of Franklin and Walke that, together with the remaining directors of the Company - to wit: Andrew P. Garvin and Howard S. Breslow, they jointly identify and bring on to the Board a minimum of two additional independent directors acceptable to all of the Board members. On November 21, 2001, the Transactions were consummated and Ms. de Gastines and Messrs. Bodmer, Cachart and Fruitman resigned from the Board. As of the date hereof, no new directors have joined the Board of the Company.

                        REASON FOR INFORMATION STATEMENT

         Because a majority of the Company's directors will be changed without a meeting of the stockholders, the Company is required pursuant to Rule 14f-1 promulgated under the Securities Exchange Act of 1934, as amended, to provide its stockholders and the Securities and Exchange Commission (the "Commission") with certain information not less than ten days prior to the date on which such change will take place, or such other time period as may be established by the Commission. This Information Statement is being filed with the Commission and sent to stockholders in compliance with such Rule.


                 INFORMATION RELATING TO THE COMPANY SECURITIES

         As of the Record Date, there were outstanding 7,605,943 shares of Common Stock. Each outstanding share of Common Stock entitles the record holder thereof to one vote on all matters presented to stockholders for their consideration. The Common Stock is the only issued and outstanding stock of the Company. The Company also has reserved 1,650,000 shares of Common Stock for issuance pursuant to its 1996 Stock Option Plan, and an aggregate of 572,222 shares of Common Stock for issuance pursuant to outstanding warrants.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT PRIOR TO THE TRANSACTIONS

         The following sets forth, as of November 20, 2001, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, (ii) each of the directors of the Company, (iii) each Named Executive Officer, and (iv) all current executive officers and directors as a group.

           NAME AND ADDRESS
           BENEFICIAL OWNER      NUMBER OF SHARES OWNED(1)              PERCENT
           ----------------      -------------------------              -------

Andrew P. Garvin                            850,039                      11.1%
c/o Find/SVP, Inc.
625 Avenue of the Americas
New York, NY 10011   (2)

SVP S.A.                                  2,495,822                      32.8%
70, rue des Rosiers
F-93585 Saint-Ouen, Cedex
FRANCE  (3)

SVP International                           614,763                       8.1%
70, rue des Rosiers
 F-93585 Saint-Ouen, Cedex
FRANCE  (3)

Brigitte de Gastines  (4)                    21,000               Less than 1%
c/o Find/SVP, Inc.
625 Avenue of the Americas
New York, NY 10011

Howard S. Breslow (5)(6)                     53,820               Less than 1%
Breslow & Walker, LLP
100 Jericho Quadrangle, Suite 230
Jericho, NY 11753

Frederick H. Fruitman                        83,179                       1.1%
c/o Find/SVP, Inc.
625 Avenue of the Americas
New York, NY 10011   (6)

Jean-Louis Bodmer                            28,000               Less than 1%
c/o Find/SVP, Inc.
625 Avenue of the Americas
New York, NY 10011    (7)

Eric Cachart                                  6,000               Less than 1%
c/o Find/SVP, Inc.
625 Avenue of the Americas
New York, NY 10011   (8)

Kenneth A. Ash (9)                           59,125               Less than 1%
c/o Find/SVP, Inc.
625 Avenue of the Americas
New York, NY 10011

Stephan B. Sigaud (10)                       74,000                       1.0%
c/o Find/SVP, Inc.
625 Avenue of the Americas
New York, NY 10011

Fred S. Golden (11)                          45,375               Less than 1%
c/o Find/SVP, Inc.
625 Avenue of the Americas
New York, NY 10011

Leviticus Partners LP                       499,700                       6.6%
30 Park Avenue, Suite 12F
New York, NY  10016

All Executive Officers and Directors
 as a Group                               1,220,538                        16%
 (9 persons) (12)

--------------------------------------------------------------------------------

Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the number of shares and the percentage of the outstanding shares held by a person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes that the person named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(1) Unless otherwise indicated below, all shares are shares of Common Stock owned beneficially and of record.

(2)  Includes 76,000 shares issuable under outstanding options.

(3) Includes the 422,222 shares issuable under outstanding warrants held by SVP, S.A

(4) Includes 11,000 shares issuable under outstanding options. Brigitte de Gastines owns in excess of 99% of the stock of Amalia S.A., the parent company of SVP, S.A. and SVP International. In addition, Ms. de Gastines is President, General Manager and a director of SVP, S.A. and General Manager of SVP International.

(5) Includes all of the 18,820 shares of Common Stock owned by record of Breslow & Walker, LLP, a law firm in which Mr. Breslow is a partner.

(6)  Includes 35,000 shares issuable under outstanding options.

(7)  Includes 11,000 shares issuable under outstanding options.

(8)  Includes 6,000 shares issuable under outstanding options.

(9)  Includes 59,125 shares issuable under outstanding options.

(1)  Includes 74,000 shares issuable under outstanding options.

(11) Includes 40,375 shares issuable under outstanding options.

(12) Includes 347,500 shares issuable under outstanding options.


OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT UPON COMPLETION OF THE TRANSACTIONS

         The following sets forth, as of November 21, 2001, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, (ii) each of the directors of the Company, (iii) each named Executive Officer of the Company, and (iv) all executive officers and directors as a group.

        NAME AND ADDRESS
        BENEFICIAL OWNER             NUMBER OF SHARES OWNED(1)         PERCENT
        ----------------             -------------------------         -------

Andrew P. Garvin  (2)                              850,039               8.4%
625 Avenue of the Americas
New York, NY 10011

Howard S. Breslow  (3)(4)                           53,820          LESS THAN 1%
c/o Breslow & Walker, LLP
100 Jericho Quadrangle, Suite 230
Jericho, NY 11753

Martin E. Franklin (5)                           1,399,764              13.8%
555 Theodore Fremd Avenue
Suite B-302
Rye, NY 10580

David Walke(6)                                   1,555,292              15.4%
555 Theodore Fremd Avenue
Suite B-302
Rye, NY 10580

Wynnefield Partners SmallCap Value, LP (7)         875,000              8.6%
450 Seventh Avenue, Suite 509
New York, NY 10123

Kenneth A. Ash (8)                                  59,125          LESS THAN 1%
c/o Find/SVP, Inc.
625 Avenue of the Americas
New York, NY 10011

Stephan B. Sigaud (9)                               74,000          LESS THAN 1%
c/o Find/SVP, Inc.
625 Avenue of the Americas
New York, NY 10011

Fred S. Golden (10)                                 45,375          LESS THAN 1%
c/o Find/SVP, Inc.
625 Avenue of the Americas
New York, NY 10011

All Executive Officers and Directors as a Group
 (6 persons) (11)                                4,037,415               4%

--------------------------------------------------------------------------------

Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the number of shares and the percentage of the outstanding shares held by a person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes that the person named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(1) Unless otherwise indicated below, all shares are shares of Common Stock owned beneficially and of record.

(2)  Includes 76,000 shares issuable under outstanding options.

(3) Includes all of the 18,820 shares of Common Stock owned by record of Breslow & Walker, LLP, a law firm in which Mr. Breslow is a partner.

(4)  Includes 35,000 shares issuable under outstanding options.

(5) Mr. Franklin has entered into an employment agreement with the Company pursuant to which he has agreed to serve as the Chairman of the Board of Directors of the Company and, effective January 1, 2002, as an Executive Officer of the Company. Includes 190,000 shares issuable under outstanding warrants.

(6) Mr. Walke has entered into an employment agreement with the Company pursuant to which he has been employed as the Company's Chief Executive Officer. Includes 211,111 shares issuable under outstanding warrants.

(7) Includes 245,700 shares owned by Wynnefield Partners SmallCap Value, LP, 300,300 shares owned by Wynnefield Partners SmallCap Value, LP I, and 154,000 shares owned by Wynnefield SmallCap Value Offshore Fund Ltd.

(8)  Includes 59,125 shares issuable under outstanding options.

(9)  Includes 74,000 shares issuable under outstanding options.

(10) Includes 40,375 shares issuable under outstanding options.

(11) Includes 685,611 shares issuable under outstanding options and warrants.


                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND EXECUTIVE OFFICERS PRIOR TO THE TRANSACTIONS

         On October 5, 1998, the Board of Directors of the Company established an Office of Managing Directors ("OMD") (a) responsible for (I) the conduct of the ordinary business affairs and operations of the Company and (II) defining operating policies in alignment with SVP International to take advantage of its know-how and technological efficiencies, (b) comprised of three members, who shall be elected by the Board of Directors, upon the advice of the Chairperson of the Board of Directors, and designated Senior Officers with the title of Managing Directors, and the Chief Executive Officer, and (c) reporting to the Board of Directors. Each Managing Director must be a member of the Board of Directors or hold another executive position with the Company.

         Prior to the Transactions, the current directors and executive officers of the Company were as follows:

NAME                      AGE    POSITION
----                      ---    --------

Andrew P. Garvin (1)      56     President, Chief Executive Officer and Director

Brigitte de Gastines      58     Managing Director and Chairperson of the Board
                                 of Directors

Howard S. Breslow         62     Director

Frederick H. Fruitman     50     Director

Jean-Louis Bodmer         60     Managing Director and Director

Eric Cachart              45     Managing Director and Director

Stephan B. Sigaud (1)     44     Vice President-Client Services

Kenneth A. Ash (1)        56     Vice President-International Strategic Research

Fred S. Golden (1)        55     Vice President-Chief Financial Officer

-----------------------
(1) Member of an Operating Management Group ("OMG") responsible for applying the Company's overall policies and strategies and for proposing initiatives and supplemental strategies for the growth of the Company.

         Each director is elected for a period of one year at the Company's annual meeting of shareholders and serves until his successor is duly elected by shareholders. Officers are elected by and serve at the will of the Board of Directors.

         Mr. Garvin is a founder of the Company and has served as its Chief Executive Officer since 1972 and as its President since 1978. Mr. Garvin has been a director of the Company since its inception and treasurer until 1997. From 1979 to 1982, Mr. Garvin was a member of the Board of Directors of the Information Industry Association and served as Chairman of the 1979 National Information Conference and Exposition. Mr. Garvin is the author of THE ART OF BEING WELL INFORMED, an information resource handbook for executives. Mr. Garvin received a B.A. degree in political science from Yale University and an M.S. degree in journalism from the Columbia Graduate School of Journalism.

         Ms. de Gastines was elected a director of the Company in accordance with the Company's licensing agreement with SVP International. She has been a director of the Company since 1982 and Chairperson of the Board since October 1998. She has served as the General Manager of SVP International since 1985 and SVP S.A. since 1976.

         Mr. Breslow has been a director of the Company since 1986. He has been a practicing attorney in New York for more than 35 years and a member of the law firm of Breslow &

Walker, LLP, New York, New York for more than 25 years. Breslow & Walker, LLP is the Company's general counsel. Mr. Breslow currently serves as a director of Cryomedical Sciences, Inc., a publicly held company engaged in the research, development and sale of products for use in low temperature medicine, Vikonics Inc., a publicly held company engaged in the design and sale of computer-based security systems, Lucille Farms, Inc., a publicly held company engaged in the manufacturing and marketing of cheese products, and Excel Technologies, Inc., a publicly held company engaged in the development and sale of laser products.

         Mr. Fruitman has been a director of the Company since 1989. Since 1990, Mr. Fruitman has been a Managing Director of Loeb Partners Corporation, an investment banking firm. Mr. Fruitman is a director of Micro Warehouse, Inc., a publicly held company which markets computer products.

         Mr. Bodmer has served as General Manager of SVP France since 1974. Other positions which he currently holds are Chief Executive Director of SVP, S.A., President and Chief Executive Officer of SVP Participation, President of SVP Belgium, and President of SVP United Kingdom.

         Mr. Cachart is the Associate General Manager of SVP, S.A. and has served as President of SVP Multi-info since 1995. He was named President of SVP Network in 1998. Prior to 1995 he was a journalist and news commentator for French television networks.

         Mr. Sigaud has been the Company's Vice President of Client Services since October 1998, and was Vice President and Managing Director of the Company's Customer Satisfaction and Loyalty Group from May 1994 to October 1998. From 1989 to 1994 Mr. Sigaud was the owner and President of IDSI, Inc., a consulting firm specializing in Customer Satisfaction Measurement for companies in the industrial sector. From 1986 to 1989 he functioned as Executive Vice President for BMES, Inc., a business-to-business marketing research firm. He was employed from 1982 to 1986 in the Recruiting Department of Renault in France. Prior thereto he was in International Sales and Marketing and worked as Business Development Manager for an engineering firm in East Africa and as Trade Attache in the French Trade Office in Madagascar. Mr. Sigaud holds a B.S. in Math and Physics from Marseilles University and an MBA in Marketing from ESSEC, the leading business school in France.

         Mr. Ash joined FIND/SVP in March 1992 as Vice President & Managing Director of the Strategic Consulting & Research Group and became Vice President International Strategic Research on October 5, 1998. From 1985 to 1992, Mr. Ash directed his own consulting firm specializing in marketing and acquisition engagements. In 1991 and 1992, Mr. Ash served as President and CEO of CallTrack Systems, a start-up company offering a network-based, long distance call accounting system geared to small and medium-sized organizations. Mr. Ash served as Vice President of Marketing of Satellite Television Corporation, a COMSAT subsidiary and major communications start-up venture between 1983 and 1985. From 1973 to 1983, Mr. Ash held progressively senior account management positions at
J. Walter Thompson and Ogilvy & Mather advertising agencies. Mr. Ash served as a U.S. Navy Officer from 1969 to 1972, earned an MBA from the Wharton School of the University of Pennsylvania in 1969 and a BA from Princeton University in 1967.

         Mr. Golden has been the Company's Vice President and Chief Financial Officer, Corporate Secretary and Treasurer since March 9, 2000. From July 1999 to March 2000, Mr. Golden was Chief Financial Officer of Elipze LLC, an interactive advertising and web production company. From 1968 through 1999, Mr. Golden, a certified public accountant, practiced management consulting and accounting, including four years with Laventhol Horwath. From 1982 to 1988, he was Chief Financial Officer at Confab Corporation, a $350 million manufacturing operation, and from 1988 to 1993, he was Executive Vice President and Chief Financial Officer at Pilot Air Freight Corp. Mr. Golden holds an accounting degree from Temple University.

DIRECTORS AND EXECUTIVE OFFICERS UPON COMPLETION OF THE TRANSACTIONS

         Upon completion of the Transactions (a) Brigette de Gastines, Jean-Louis Bodmer, Eric Cachart resigned as Managing Directors and Directors of the Company, and Frederick H. Fruitman resigned as a director of the Company, and (b)(i) Martin E. Franklin entered into an employment agreement with the Company pursuant to which he has agreed to serve as the Chairman of the Board of Directors of the Company, and, effective January 1, 2002, as an Executive Officer of the Company, and (ii) David Walke has entered into an employment agreement with the Company pursuant to which he has been employed as the Company's Chief Executive Officer and will be named as a director of the Company. After completion of the Transactions, the directors and executive officers of the Company are or will be as follows:

NAME                  AGE     POSITION
----                  ---     --------

Martin E. Franklin    37      Chairman of the Board of Directors

David Walke           46      Chief Executive Officer and Director

Andrew P. Garvin      56      President and Director

Stephan B. Sigaud     44      Vice President-Client Services

Kenneth A. Ash        56      Vice President-International Strategic Research

Fred S. Golden        55      Vice President-Chief Financial Officer

Howard S. Breslow     62      Director

Marc L. Reisch        46      Director

Warren Struhl         39      Director

Robert J. Sobel       38      Director

         Mr. Franklin has been Chairman and Chief Executive Officer of Marlin Holdings, Inc., a private investment partnership, since 1996. Since September 25, 2001, he has been Chairman and CEO of Alltrista Corporation (NYSE: ALC), a $300 million manufacturer and marketer of metal and plastic products. From 1992 through 1998, Mr. Franklin was Chairman and CEO of Lumen Technologies, Inc. (formerly BEC Group, Inc.) and of its predecessor, Benson Eyecare Corporation. He has also served as Executive Chairman of Bolle, Inc., from 1997 until its sale in 2000. In addition, he has served as a director of numerous public companies, and has extensive experience in engineering acquisitions an investments.

         Mr. Walke is the co-founder and until recently the CEO of Morgen-Walke Associates, a leading investor relations and corporate communications consultancy. Established in 1982, Morgen-Walke was acquired in 2000 and concluded that year with approximately $30 million in revenues. Mr. Walke's experience in communications focused consulting has been highly diverse, and he has provided counsel to over 500 public company CEOs and senior management in his 25 years in the industry.

         Mr. Reisch has been the Chairman of the Board of Directors, President and Chief Executive Officer of Quebecor World North America since October 1999. Prior to that, Mr. Reisch had served as President of World Color Press, Inc., since November 1998. Prior to holding that position, Mr. Reisch held the position of Vice Chairman, Group President since January 1998. Mr. Reisch held the position of Group President, Sales and Chief Operating Officer from August 1996 until January 1998 and the position of Executive Vice President, Chief Operating and Financial Officer from June 1996 until August 1996. Mr. Reisch held the position of Executive Vice President, Chief Operating and Financial Officer and Treasurer from July 1995 until June 1996. Prior to holding that position, Mr. Reisch was Executive Vice President, Chief Financial Officer and Treasurer since October 1993.

         Mr. Struhl has been the managing partner of TWS Partnership, LLC, an investment partnership, for the past ten years. He is currently Chairman of the Board of Director of B2B Broad Group, LLC, Storepower.com, LLC, Candybears, LLC and Paper Partners, LLC. Mr. Struhl was the Chief Executive Officer and Chairman of the Board of Directors of Genesis Direct, Inc., a catalogue and direct marketer of consumer products, which filed for Chapter 11 in 1998 and was thereafter purchased by G.E. Pension Trust.

         Mr. Sobel was a founder, and has been a general partner, of Brahman Capital, an investment fund located in New York City, since its founding in 1987. Mr. Sobel is a graduate of the University of Pennsylvania.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Since 1971, the Company has been a licensee of SVP International. Pursuant to this license agreement, the Company pays royalties to SVP International for the use of the SVP name and participation in the SVP International network. For a description of the relationship of Ms. de Gastines, Mr. Bodmer and Mr. Cachart to SVP International see the aforementioned section, "Security Ownership of Certain Beneficial Owners and Management." The accrued royalties payable as of October 31, 2001 to SVP International were approximately $325,082.

         Howard S. Breslow, a director of the Company, is a member of Breslow & Walker, LLP, general counsel to the Company. During 2000 and the first ten months of 2001, Breslow & Walker, LLP received legal fees of $77,414 and $40,950, respectively.

         See "Background of Transactions and Change in Control" with respect to an agreement between the Franklin/Ashken/Walke Group and the Company regarding the purchase of 1,875,000 shares of Common Stock and the appointment of Martin
E. Franklin and David Walke as directors of the Company, Martin Franklin as the Chairman of the Board of Directors of the Company and David Walke as Chief Executive Officer of the Company.


                                LEGAL PROCEEDINGS

         There are no legal proceedings to which any current or proposed director, officer or affiliate of the Company, any current or proposed owner of record of beneficially more than five percent of the Company's Common Stock, or any associate of any of the foregoing, is a party adverse to the Company or has a material interest adverse to Company.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         The Company's officers, directors and beneficial owners of more than 10% of any class of its equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 ("Reporting Persons") are required under that Act to file reports of ownership and changes in beneficial ownership of the Company's equity securities with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company pursuant to that Act, the Company believes that during the fiscal year ended December 31, 2000, all filing requirements applicable to Reporting Persons were complied with, except that Form 4 Statement of Changes of Beneficial Ownership of Securities for Furman Selz LLC which was due on February 10, 2000, was filed on March 10, 2000 and for Fred S. Golden, an officer of the Company, which was due on May 10, 2000, was filed on May 15, 2000.


                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three years to (I) the Company's Chief Executive

Officer, and (II) each of the Company's other executive officers who received salary and bonus payments in excess of $100,000 during the year ended December 31, 2000 (collectively the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE


                                                                      LONG TERM COMPENSATION
                                                                -------------------------------------
                              Annual Compensation                         Awards            Payouts
                             -------------------------------    --------------------------- ---------
                                                                              SECURITIES
     NAMES AND                                       OTHER    RESTRICTED      UNDERLYING        LTIP     ALL
     PRINCIPAL                    SALARY     BONUS   ANNUAL         STOCK        OPTIONS      PAYOUT   OTHER
     POSITIONS          YEAR         ($)       ($)    COMP.    AWARDS ($)        (#) (1)         ($)   COMP.
     ---------          ----         ---       ---    -----    ----------        -------         ---   -----


Andrew P. Garvin        2000     273,257    67,200        -             -         35,000           -       -
President, Chief        1999     267,679         -        -             -              -           -       -
Executive Officer       1998     264,171    50,000        -             -              -           -       -
and Director

Stephan B. Sigaud       2000     192,500    59,000        -             -        125,000           -       -
Vice President-         1999     175,000    18,611        -             -              -           -       -
Client Services         1998     133,958       200        -             -         50,000           -       -

Kenneth A. Ash          2000     175,000    35,000        -             -         37,500           -       -
Vice President-         1999     150,000    20,000        -             -              -           -       -
International           1998     143,750    83,647        -             -         60,000           -       -
Strategic
Research

Fred S. Golden          2000     147,881         -        -             -        112,500           -       -
Vice President,         1999           -         -        -             -              -           -       -
Chief Financial         1998           -         -        -             -              -           -       -
Officer,
Secretary,
Treasurer

------------------------
(1)  Options to acquire Common Stock.


OPTION GRANTS DURING 2000

         The following table provides information related to stock options granted to the Named Executive Officers during 2000:


                                                        INDIVIDUAL GRANTS
                                NUMBER OF
                                SECURITIES        % OF TOTAL      EXERCISE OR BASE                    GRANT DATE
                                UNDERLYING      OPTIONS GRANTED         PRICE                        PRESENT VALUE
NAME                          OPTIONS GRANTED   TO EMPLOYEES IN       ($/SHARE)     EXPIRATION DATE     ($) (2)
----                              (#) (1)         FISCAL YEAR         ---------     ---------------     -------
                                  -------         -----------

Andrew P. Garvin                  15,000              1.9%             3.6875            3/9/10          46,350

                                  20,000              2.6%              1.062           7/10/10          18,000

Stephan B. Sigaud                 25,000              3.2%             3.6875            3/9/10          77,250

                                  100,000            12.9%              1.062           7/10/10          90,000

Kenneth A. Ash                    25,000              3.2%             3.6875            3/9/10          77,250

                                  12,500              1.6%              1.062           7/10/10          11,250

Fred S. Golden                    75,000              9.7%             3.6875            3/9/10         231,750

                                  37,500              4.9%              1.062           7/10/10          33,750
------------------------
(1)  Represent number of shares of Common Stock underlying stock options. The exercise price equals the fair market of the Common Stock on the date of grant.

(2) The grant date present value portion of the foregoing table represents the present value of the options on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions over the remaining contractual life of the options: expected dividend yield of 0%, risk-free interest rate of 6% and volatility of 82.1%.


AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION VALUES

         The following table provides information related to options exercised by each of the Named Executive Officers during the year ended December 31, 2000 and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.


                                                                                                    VALUE OF UNEXERCISED
                                                                                                        IN-THE-MONEY
                                                                  NUMBER OF SECURITIES                    OPTIONS
                                                             UNDERLYING UNEXERCISED OPTIONS                -------
                                                                 AT FISCAL YEAR END (#)            AT FISCAL YEAR END ($)(1)
                                                                 ----------------------           -------------------------
                                 SHARES
                              ACQUIRED ON       VALUE
NAME                            EXERCISE       REALIZED      EXERCISABLE      UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                               (#)            ($)        -----------      -------------     -----------     -------------
                                   ---            ---

Andrew P. Garvin                 39,860         89,685         63,000            97,000             -               -

Stephan B. Sigaud                  -               -           31,000           144,000             -               -

Kenneth A. Ash                     -               -           37,000            60,500             -               -

Fred S. Golden                     -               -           15,000            97,500             -               -
-------------------------
(1)  The closing sale price of the Common Stock as reported by NASDAQ on
     December 31, 2000 was 0.688. Value is calculated on the difference between the option exercise price of in-the-money options and 0.688 multiplied by the number of shares of Common Stock underlying the option.


EMPLOYMENT AND RELATED AGREEMENTS

         On January 1, 1996, the Company entered into an Employment Agreement with Andrew P. Garvin commencing on January 1, 1996 and terminating on December 31, 2001 (the "Employment Agreement"). Such Employment Agreement was amended and restated on December 12, 1996, amended on November 15, 2000 to extend the term to December 31, 2003, and amended and restated on November 21, 2001 to, among other things, extend the term to December 31, 2005. The Employment Agreement provides for a base salary of $273,000 which will be adjusted each January 1, commencing January 1, 2003, for a cost of living increase based on the Consumer Price Index for New York City for the twelve month period immediately preceding such January 1 date. Mr. Garvin will also be entitled to additional increases in base salary as may be determined from time to time by the Board of Directors or any compensation committee appointed by the Board of Directors.

         The Employment Agreement provides that (I) if Mr. Garvin voluntarily leaves the employ of the Company on account of a material diminution of title, role or responsibilities or the Company being acquired and its principal office being moved to a location which is greater than 50 miles from New York City; and
(II) if Mr. Garvin voluntarily leaves the employ of the Company on account of a Change in Control, then, in each such case, he shall be entitled to receive the compensation described in the immediately preceding paragraph for the balance of the term; provided, however, that if such termination occurs at a time when there is less than two years left in the term, compensation and benefits (but only to the extent legally allowable) shall continue for a period of two years from the date of termination on the same basis that the employee received compensation during the last year of the term. Change of control is defined in the Employment Agreement to include the acquisition by a party of 30% or more of the outstanding shares of Common Stock of the Company or a change in the majority of the Incumbent Board of Directors (as defined in the Employment Agreement). In the event that the Company terminates Mr. Garvin's employment for cause, and a court of law or other tribunal ultimately determines that such termination was without cause, then he shall be entitled to receive double the amount of compensation described above until the end of the term. Mr. Garvin has agreed to a non-competition covenant for a period of two years after the term of the Employment Agreement.

         The Company has entered into a deferred compensation agreement with Mr. Garvin, which provides for a schedule of payments to him or his designated beneficiary(ies). The agreement entered into in 1984 provides that in the event during the course of employment Mr. Garvin (I) dies, (II) becomes totally disabled or (III) elects to retire after June 30, 1994 and prior to age 65, he or, in the event of death, his designated beneficiaries, shall receive monthly payments ranging from $1,250 to $1,800 for a period of ten years from the date of death, disability or retirement. In the event Mr. Garvin retires at age 65 or over, Mr. Garvin shall receive $4,750 per month for ten years from the date of his retirement.

         The Company entered into an additional Deferred Compensation Agreement with Mr. Garvin in 1990. On October 3, 2000, Mr. Garvin relinquished his rights under the agreement entered into in 1990.

         In April 1999, severance agreements were entered into with Messrs. Sigaud and Ash providing for (a) a normal severance benefit of nine (9) months, which would be increased to one (1) year after the employee has served as a member of the OMG for a continuous period of two (2) years, in the event the employee's services are terminated by the Company without cause, and (b) a severance benefit of one (1) year in the event the separation from service is due to (i) a change-in-control, and (ii) the employee suffers within one (1) year thereafter, either (A) a discontinuation of duties, or (B) an office change of at least fifty (50) miles , or (C) a reduction in compensation, or (D) a termination of employment other then for cause.

DIRECTORS' COMPENSATION

         The Board of Directors has approved the payment of $1,500 per Board meeting, and $500 per committee meeting attended by outside members of the Board. During 2000, Mr. Breslow received compensation in the total amount of $11,000 and Mr. Fruitman received compensation in the total amount of $9,500.

         The Stock Option Plan of the Company was amended in June 1995 to provide for the automatic grant to outside directors of five-year non-incentive options to purchase 2,500 shares of Common Stock on the first business day of each new year beginning in 1996, the exercise price being the fair market value on the date of the grant.

         On April 22, 1999, the Board voted to grant each outside director additional five-year, non-incentive stock options to purchase 7,500 shares of Common Stock on the first business day of each year, commencing with the first business day of 2000, the exercise price being the fair market value on the date of the grant.


                      COMMITTEES OF THE BOARD OF DIRECTORS

AUDIT COMMITTEE

         The Company's Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the independent accountants, proposed changes in the Company's policies and procedures with respect to its internal accounting, auditing and financial controls. The Audit Committee also examines and considers other matters relating to the financial affairs and accounting methods of the Company, including the selection and retention of the Company' s independent accountants. The Audit Committee held four meetings in 2000.

         In connection with the preparation and filing of the Find/SVP, Inc. Annual Report on Form 10K for the year ended December 31, 2000:

         (1) The Audit committee reviewed and discussed the audited financial statements with management;

         (2) The Audit Committee discussed with the independent auditors the material required to be discussed by SAS 61 (as may be modified or supplemented);

         (3) The Audit Committee reviewed the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No.1, as may be modified or supplemented, and discussed with the independent accountant the independent accountant's independence; and

         (4) Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2000 Annual Report on Form 10K.

         The Audit Committee currently consists of Jean-Louis Bodmer, Howard S. Breslow and Frederick H. Fruitman. The Audit Committee has not adopted a written Audit Committee Charter.

NOMINATING COMMITTEE

            The Company does not have a nominating committee or any other committee that might perform similar functions.

COMPENSATION COMMITTEE

         The Company's Compensation Committee currently consists of Jean-Louis Bodmer, Andrew P. Garvin, Howard S. Breslow and Frederick H. Fruitman. The purpose of the Compensation Committee is to review, structure and set the Company's executive compensation and to align management's interest with the success of the Company.

STOCK OPTION COMMITTEE

            The Company's Stock Option Committee currently consists of Howard S. Breslow and Frederick H. Fruitman. The Stock Option Committee administers the Company's stock option plan, including, among other things, determining the amount, exercise price and vesting schedule of stock options awarded under the Plan. The Stock Option Committee held three meetings in 2000.


THIS INFORMATION STATEMENT IS PROVIDED TO YOU FOR INFORMATION PURPOSES ONLY. NO PROXIES ARE BEING SOLICITED AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY. NO ACTION ON YOUR PART IS SOUGHT OR REQUIRED.